Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Names Katherine H. Antonello as Chief Executive Officer
-Douglas D. Dirks set to retire April 1, 2021-

RENO, Nev.— November 19, 2020 -- Employers Holdings, Inc. (NYSE:EIG) (“EMPLOYERS” or “the Company”), America’s small business insurance specialist®, today announced the appointment of Katherine H. Antonello as its president and chief executive officer (“CEO”) upon the retirement of Douglas D. Dirks on April 1, 2021.
Antonello joined EMPLOYERS in August 2019 as Executive Vice President and Chief Actuary of the Company. Prior to joining EMPLOYERS, Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from 2013-2019. Antonello has a unique blend of over 25 years of deep workers’ compensation insurance experience having held leadership roles in actuarial, policy services, claims and internal audit functions. She has worked with carriers, workers’ compensation bureaus, and consulting firms, giving her a broad perspective on the industry. She earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College and is the President-Elect of the Casualty Actuarial Society, a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.
“In her relatively short tenure with EMPLOYERS, Kathy has already demonstrated her ability to be a visionary and think strategically about our business,” said Michael J. McSally, Chairman of the Board. “She is very much attuned to and aligned with the Company’s strategy, and she will call on her extensive workers’ compensation insurance experience to help us continue to execute on that strategy. As a result of the board’s diligent search process, it became very clear that Kathy possessed the skills we were looking for in the next great leader for EMPLOYERS. The entire board is very excited to have Kathy Antonello step into the role of CEO.”
“EMPLOYERS has offered best in class workers’ compensation coverage for over a century,” said Antonello. “As a mono-line company, we have the size, talent and entrepreneurial spirit to excel at what we do best. We understand comp. I look forward to continuing our digital transformation, focusing on exceptional service to injured workers and ease of doing business for our agents, partners and policyholders.”
Douglas D. Dirks will be leaving a tremendous legacy, having successfully led the Company for over 27 years when he retires. He will remain president and CEO of the Company until April 1, 2021 to allow for a smooth transition to Antonello.
“I congratulate Kathy on her appointment as the next CEO of EMPLOYERS,” said Dirks. “Having done this job for over 27 years, her background and experience ideally fit the needs of the company and I look forward to working with Kathy as she transitions into the role. I am very excited for her and the company.”

About Employers Holdings, Inc.
EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.